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                                                                     EXHIBIT 5.3

                [YOUNG CONAWAY STARGATT & TAYLOR, LLP LETTERHEAD]




                                                 _____________, 2001


Discover Bank
12 Read's Way
New Castle, Delaware  19720

     Re: Discover Card Master Trust I

Ladies and Gentlemen:

     We have acted as Delaware counsel to Discover Bank, formerly Greenwood Trust Company ("Discover") in connection with the transactions contemplated by the Pooling and Servicing Agreement, dated as of October 1, 1993, between Discover and U.S. Bank National Association (formerly First Bank National Association, successor trustee to Bank of America Illinois, formerly Continental Bank, National Association), as trustee (the "Trustee") as amended (the "Pooling and Servicing Agreement"), as supplemented by the Series Supplement (the "Series Supplement") dated as of ________________, 20__ between Discover and the Trustee by which the Trustee will issue, on behalf of the Trust, Discover Card Master Trust I Series ________ ______ Class A Credit Card Pass-Through Certificates (the "______ Class A Certificates") and Discover Card Master Trust I Series _______ ______ Class B Credit Card Pass-Through Certificates (the "______ Class B Certificates"). As such Delaware counsel we are furnishing this opinion letter to you with respect to matters of Delaware law. No one other than you, Latham & Watkins, Morgan Stanley & Co. Incorporated, Standard & Poor's Ratings Services, Moody's Investors Service, Inc., and Fitch, Inc. shall be entitled to rely on the opinions expressed herein. This opinion letter is not intended to be employed in any transaction other than the one described above. This opinion letter is being delivered to you solely for your benefit in connection with the offering and sale of the _______ Class A Certificates and the



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YOUNG CONAWAY STARGATT & TAYLOR, LLP
Discover Bank
_______________, 2001
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_______ Class B Certificates on the understanding that neither it nor its contents may be published, communicated or otherwise made available, in whole or in part, to any other person or entity other than as set forth above without, in each instance, our specific prior written consent.

     Pursuant to the Pooling and Servicing Agreement, Discover has conveyed and will convey certain Discover Card Receivables to the Discover Card Master Trust I (the "Trust"). The transactions contemplated by the Pooling and Servicing Agreement and the Series Supplement are described in that certain certificate of a senior officer of Discover dated _________________, 20__.

     All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Pooling and Servicing Agreement or the Series Supplement, as the case may be. As used herein "Lien", in addition to the meaning ascribed to such term in the Pooling and Servicing Agreement, means statutory and other non-consensual liens. As used herein, "Receivables" does not include any Receivables relating to Additional Accounts, Surviving Accounts, or the proceeds thereof. The Uniform Commercial Code as in effect in the State of Delaware is sometimes hereinafter referred to as the "UCC".

     We have reviewed copies supplied by you of the following documents and any exhibits thereto (the "Relevant Documents") for purposes of this opinion letter:


                                    (i)  the Pooling and Servicing Agreement, as
                                              amended;

                                    (ii) the Series Supplement;

                                    (iii) a certificate dated ______________,
                                             20__ of the Assistant Secretary
                                             of Discover;

                                    (iv) a certificate dated ______________,
                                             20__ of an authorized officer of
                                             the Trustee;

                                    (v)  a certificate dated ______________,
                                             20__ of the Vice President of
                                             Discover;

                                    (vi) that certain financing statement dated
                                             October 25, 1993 on Form UCC-1
                                             naming Discover as "debtor" and the
                                             Trustee as "secured party", as
                                             amended


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YOUNG CONAWAY STARGATT & TAYLOR, LLP
Discover Bank
_______________, 2001
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                                             (the "UCC Financing Statement");

                                    (vii) a certificate of the Secretary of
                                             State of the State of Delaware,
                                             dated as of ________________, 20__
                                             as to UCC financing statements with
                                             respect to Discover on file with
                                             such Secretary of State; and

                                    (viii) certain letters dated as of ________
                                             ___________, 20__ as to filings and
                                             notices of federal and state tax
                                             liens, attachment liens and
                                             judgment liens with respect to
                                             Discover (the certificate referred
                                             to in clause (vii) and the letters
                                             referred to in this clause are
                                             collectively referred to as the
                                             "Lien Searches").

We have assumed that the copies of the Relevant Documents submitted to us as copies conform to the originals of the Relevant Documents.

     We have also examined the opinion letter of Latham & Watkins to you of even date herewith concerning creditor's rights issues relating to Discover.

     This opinion is limited solely to matters involving the jurisdiction and current laws of the State of Delaware as such laws may be applicable to the opinions expressed herein and we have assumed that there will be no material changes in such laws. We express no opinion with respect to any Federal laws or the laws of any other state.


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YOUNG CONAWAY STARGATT & TAYLOR, LLP
Discover Bank
_______________, 2001
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I.   ASSUMPTIONS OF FACT

     In rendering the opinions set forth in this opinion letter, we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion letter exclusively on the Lien Searches (the dates of which are set forth in Schedule I to this opinion letter), facts set forth in each of the Relevant Documents, including the representations and warranties contained therein, and on the facts and assumptions set forth below and which we assume have been and will continue to be true.

     The Pooling and Servicing Agreement, the Series Supplement and the receipt of the consideration for Discover's obligations thereunder were approved by the Board of Directors of Discover and such approval is reflected in the minutes of such Board of Directors. Each of such agreements has been and will be, continuously from the time of execution thereof, an official record of Discover.

     Discover is not required to register as an "investment company" nor is Discover controlled by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     The Trustee had the corporate power and authority to make, execute and deliver the Pooling and Servicing Agreement and to perform the terms and provisions thereof. The Pooling and Servicing Agreement was duly authorized, executed and delivered by the Trustee and is enforceable against the Trustee in accordance with its terms.

     At the time of the filing of the UCC Financing Statement with the office of the Secretary of State of the State of Delaware, neither the Trustee nor the Certificateholders had any knowledge of any rights, liens or interests affecting any Receivables or the proceeds thereof other than as contemplated by the Pooling and Servicing Agreement.

     At the present time neither the Receivables nor the proceeds thereof are subject to any statutory or non-consensual Lien (including without limitation any attachment or execution lien) or Lien of any kind that does not require the filing of a financing statement.

     The Receivables are created under and are evidenced solely by Credit Agreements. None of the Receivables is or will be due from the United States or any State of the United States or any agency or department of the United States or any State.

     There has been delivered to the Trustee a list of Accounts with respect to the Receivables in accordance with Section 2.01(b) of the Pooling and Servicing Agreement.


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YOUNG CONAWAY STARGATT & TAYLOR, LLP
Discover Bank
_______________, 2001
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     Immediately prior to the transfer of any Receivables by Discover to the
Trust pursuant to the Pooling and Servicing Agreement, all right, title and interest in and to such Receivables was or will be vested in Discover, free and clear of any lien, security interest, charge or encumbrance except for the obligations to transfer such Receivables set forth in the Pooling and Servicing Agreement.

     If a third party, including a potential purchaser of Receivables, should inquire, Discover will promptly identify the Receivables transferred to the Trust pursuant to the Pooling and Servicing Agreement and will indicate that it has transferred all of its right, title and interest in such Receivables to the Trust.

     The grant of the security interest in the Receivables in favor of the Trust, as provided in the Pooling and Servicing Agreement, does not result, pursuant to any agreement, judgment or order to which Discover is a party, or by which its property is bound, in the creation of any Lien in favor of any entity other than the Trust. We note that pursuant to Section 2.07 of the Pooling and Servicing Agreement, Discover is obligated to repurchase any Receivables subject to Liens from the Trust.

     In connection with the conveyance of the Receivables to the Trust, Discover has indicated and will continue to indicate in its computer files that the Receivables have been transferred to the Trust. Each Account has been identified on the computer records of Discover with a "41" or "42" in the field captioned "CHD-Portfolio - No."

     All statements contained in certificates delivered to us by Discover or the Trustee are accurate and correct including, without limitation, (i) the certificate of Discover to the effect that (A) at the present time it owns the Receivables free and clear of all Liens (other than statutory or non-consensual Liens) except the interests created by the Pooling and Servicing Agreement; (B) to the best knowledge of the person signing such certificate, neither the Receivables nor the proceeds thereof are subject to any statutory or non-consensual Liens (including without limitation any attachment or execution lien) or Lien of any kind that does not require the filing of a financing statement; (C) its chief executive office, chief place of business and office where it keeps records concerning the Receivables are located in the State of Delaware; (D) it has not changed its name, whether by amendment of its charter, by reorganization or otherwise within the past four months; nor has it changed its chief executive office, chief place of business or its office where it keeps records concerning the Receivables within the last four months; and (E) Discover has not executed as "debtor" any financing statement with respect to Receivables except for the UCC Financing Statement; and (ii) the certificate of the Trustee to the effect that the person signing such certificate does not have knowledge of any Lien affecting the Receivables or the proceeds thereof except the interests created by the Pooling and Servicing Agreement. We have further assumed that where a certification is made to the best knowledge of a person signing a certificate described herein, such person has knowledge of all of the relevant facts.


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YOUNG CONAWAY STARGATT & TAYLOR, LLP
Discover Bank
_______________, 2001
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     All filings and notices with respect to Liens on the property of Discover in the nature of the Receivables (including the UCC Financing Statement) have been properly filed and indexed; and the Lien Search accurately and completely reflects all such filings and notices as of the index date thereof and no filings or notices have been subsequently filed and indexed except as provided in the Pooling and Servicing Agreement.

II.  OPINION

     Based upon the foregoing, and in reliance thereon and subject to the assumptions, qualifications, exceptions and limitations set forth in this opinion letter, we are of the opinion that:

     1. To the extent the substantive law of the State of Delaware is applicable, the Receivables constitute "accounts", as defined in Section 9-106 of the UCC.

     2. If the transfer of the Receivables to the Trust pursuant to the Pooling and Servicing Agreement constitutes an absolute transfer of the Receivables to the Trust, such absolute transfer, to the extent the substantive law of the State of Delaware is applicable, transfers all of the right, title and interest of Discover in and to such Receivables and the proceeds thereof to the Trust.

     The ownership interest of the Trust in such Receivables is subject to the same limitations applicable to the perfection and priority of the security interest created by the Pooling and Servicing Agreement in Receivables in favor of the Trust. See UCC ss. 9-102(1). Accordingly, the ownership interest of the Trust in Receivables is a perfected ownership interest and a first priority ownership interest to the same extent that the security interest created by the Pooling and Servicing Agreement is a perfected security interest and a first priority security interest. We refer you to paragraphs 5, 6 and 7 of this opinion letter wherein we express the respective opinions that such security interest is a perfected security interest and is a first priority security interest, subject, in each case, to no Liens and to the limitations and qualifications contained in such paragraphs and the limitation contained in the following paragraph.

     We call to your attention that Section 9-318(3) of the UCC provides in effect that the Obligor in respect of a Receivable is authorized to make payments to Discover until such Obligor receives notification that such Receivable has been assigned to the Trust and the payment thereof is to be made to the Trust. Accordingly, unless and until such Obligor is so notified and directed, all payments made to Discover (or to a second assignee if Discover should make a second assignment of such Receivable and notify such Obligor of such assignment and direct such Obligor to make payments to such second assignee) in respect of such Receivable will discharge a corresponding


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Discover Bank
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amount of such Receivable, and the amount of such payment may be recovered only from the person not entitled to receive the same. We note that Section 4.03 of the Pooling and Servicing Agreement provides that if at any time Discover is the Servicer and any of certain other conditions occurs, Discover shall deposit, with respect to Receivables for which it is the Servicer, an amount equal to the sum of the Required Daily Deposits (as defined in the Series Supplements for each Series then outstanding) in the Collections Account for each Series then outstanding not later than two Business Days following the date of processing such Collections, except, under certain circumstances, in the case of the first such deposit.

     3. To the extent the substantive law of the State of Delaware is applicable, the Pooling and Servicing Agreement created a valid security interest in favor of the Trust in Discover's right, title and interest in and to the Receivables and the proceeds thereof.

     Such security interest is enforceable against Discover in accordance with its terms except as the enforceability thereof may be subject to (i) general principles of equity (regardless of whether enforceability is sought in a proceeding at law or in equity) including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and (ii) receivership, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally.

     4. The proper office for filing Financing Statements with respect to the Receivables and the proceeds thereof is the Office of the Secretary of State of the State of Delaware. The UCC Financing Statement was in proper form for filing with the Delaware Secretary of State in order to perfect the security interest in the Receivables and the proceeds thereof (subject to the limitations and qualifications contained in Paragraph 5 of this opinion letter) created by the Pooling and Servicing Agreement.

     5. The security interest created by the Pooling and Servicing Agreement in the Receivables in favor of the Trust is a perfected security interest in the Receivables in existence on the date hereof and the proceeds thereof except that in the case of non-identifiable cash proceeds, continuation of the Trust's security interest therein being limited to the extent set forth in Section 9-306 of the UCC. We call to your attention that in order to maintain the effectiveness of the UCC Financing Statement, and therefore the perfection of the aforementioned security interest:

                         (i) Section 13.02 of the Pooling and Servicing
                                   Agreement and Article 9 of the UCC require the filing of continuation statements within the period of six months prior to the expiration of five years from the date of the filing of the UCC Financing Statement and within six months prior


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Discover Bank
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                                   to the expiration of each succeeding five
                                   year period; and

                         (ii) Article 9 of the UCC requires the filing of
                                   additional and/or amended financing
                                   statements if Discover changes the location of its chief executive office from the State of Delaware or under certain circumstances changes its name, identity or corporate structure.

     6. The security interest in favor of the Trust in the Receivables and the proceeds thereof perfected as described in paragraph 5 is a first priority security interest except as such priority may be subject to:

                         (i) Liens of any government or any agency or
                                   instrumentality thereof that are given
                                   priority by operation of law, including
                                   without limitation Sections 6323(c)(2) and
                                   (d) of the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended;

                         (ii) Liens under Section 4-208 of the UCC (relating to
                                   the security interest of a collecting bank);

                         (iii) Claims of the United States under the Federal
                                   priority statute (31 U.S.C. ss.3713); and

                         (iv) Statutory and non-consensual liens, claims or
                                   other interests or rights that may arise by operation of Delaware law and which take priority over previously perfected security interests by virtue of such law.

     7. With respect to Receivables that come into existence after the date hereof, when such Receivables come into existence and Discover acquires rights therein, the security interest created by the Pooling and Servicing Agreement in favor of the Trust in such Receivables and the proceeds thereof will be a perfected security interest and a first priority security interest subject, in each case, to the respective limitations and qualifications contained in paragraphs 5 and 6 of this opinion letter. The opinion expressed in this paragraph 7, as pertaining to Receivables coming into existence after the date hereof, is also subject to the exception for Liens constituting "purchase money security interests" (within the meaning of Section 9-107 of the UCC) created in respect of


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Discover Bank
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Page 9


any Receivables arising after the date hereof to the extent provided in Section 9-312 of the UCC.

     Insofar as the opinions expressed in this paragraph 7 pertain to the relative priority of the security interest of the Trust and a "lien creditor" (within the meaning of Section 9-301(3) of the UCC) in Receivables and the proceeds thereof, and the enforceability of the Trust's security interest, such opinions are based upon the considerations set forth below.

     Section 9-301(1) of the UCC provides in part that "an unperfected security interest is subordinate to the rights of . . . (b) A person who becomes a lien creditor before the security interest is perfected". If the FDIC were appointed as a receiver of Discover, a state-chartered bank, it is likely that the FDIC would qualify as a "lien creditor" within the meaning of Section 9-301(3). See Rockford Housing Authority v. FDIC, slip op. (N.D. Ill. December 5, 1986) (FDIC as receiver under the National Bank Act has the status of a lien creditor under
Section 9-301(1)(b) of the Uniform Commercial Code).

     It is arguable that Section 9-301 could be read to provide priority to a lien creditor of Discover (such as the FDIC as a receiver of Discover) in Receivables coming into existence after an entity becomes such lien creditor (e.g., after the appointment of the FDIC as such receiver) and proceeds on the following basis: (i) under Section 9-303(1), the security interest of the Trust in a Receivable is not perfected until it has attached; (ii) under Section 9-203(1), in order for such security interest to attach in any Receivable, Discover must have rights in such Receivable; (iii) Discover does not have rights in any Receivable before it comes into existence, and accordingly, at the time, for example, the FDIC is appointed as receiver of Discover, the security interest of the Trust in Receivables not then in existence is not perfected at such time; (iv) under Section 9-301, the question of priority between the Trust and FDIC as receiver with respect to Receivables is to be determined at the time of such appointment; and (v) therefore, the FDIC as receiver of Discover has priority with respect to Receivables not in existence at the time of the appointment of the FDIC as such receiver.

     Sperry Corp. v. Farm Implement, Inc., 760 F.2d 196 (8th Cir. 1985) is the only reported decision we found dealing with the relative priority of a secured party and a lien creditor in after-acquired property in those circumstances under Section 9-301. The court in Sperry ruled in favor of the secured party on the basis that the lien of the lien creditor does not attach prior to the time at which the security interest is perfected. The lien attaches and the security interest is perfected at the same time; i.e., the time at which the after-acquired property comes into existence. 760 F.2d at 198; see also Texas Oil & Gas Corp. v. United States, 466 F.2d 1040 (5th Cir. 1972), cert. denied, 410 U.S. 929 (1973) (dictum).


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YOUNG CONAWAY STARGATT & TAYLOR, LLP
Discover Bank
_______________, 2001
Page 10


     In our view, the Sperry court reached the correct result under the Uniform Commercial Code.

                                      * * *

     We do not express any opinion herein:

     (i) as to the creation, validity or enforceability of any interest of Discover in the Receivables or the proceeds thereof;

     (ii) as to Discover's rights in or title to any of the Receivables or the proceeds thereof;

     (iii) as to whether the transfer of the Receivables to the Trust constitutes an absolute transfer;

     (iv) as to whether the purported sale of all Receivables now existing or hereafter created is effective to convey to the Trust, as of the date of purported sale, Receivables that do not exist as of the date of such purported sale, or as to whether Receivables hereafter created in an Account are deemed to exist as of the date hereof;

     (v) with respect to Receivables relating to Additional Accounts or the proceeds thereof;

     (vi) with respect to Receivables relating to Surviving Accounts or the proceeds thereof;

     (vii) whether the administrative expenses of the FDIC or any other receiver or conservator of Discover would have priority over the Trust's interest in Receivables or proceeds thereof(1); and



-----------------------

(1) In addition, although the matter is not free from doubt and there is no reported case law precedent, it is our view that a Delaware Court of Chancery in a receivership of Discover would not apply 5 Del. C.ss. 131(d) to authorize the avoidance of the security interests created in favor of the Trust in the Receivables or to authorize a receiver to secure a loan by the pledge of the Receivables which would have a preference or priority over the security interest created in favor of the Trust in the Receivables.



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YOUNG CONAWAY STARGATT & TAYLOR, LLP
Discover Bank
_________________, 2001
Page 11



     (viii) as to whether a court in an equitable proceeding might issue a temporary restraining order or preliminary injunction pending resolution of the Trust's rights in the Receivables, the proceeds thereof or rights to payment.








Very truly yours,

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YOUNG CONAWAY STARGATT & TAYLOR, LLP
Discover Bank
_________________, 2001
Page 12




                                   SCHEDULE I

         Lien Searches
         -------------


Lien Search                                           Dates
-----------                                           -----

Secretary of State's Certificate            As of ______________, 20__
Delaware Secretary of State

County of Kent, Delaware                    As of ______________, 20__
                                            UCC from 10/1/89

County of New Castle, Delaware              As of ______________, 20__
                                            UCC from 10/1/89

County of Sussex, Delaware                  As of ______________, 20__
                                            UCC from 10/1/89

United States District Court                As of ______________, 20__
for the District of Delaware